Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Origin Agritech Limited

No. 21 Sheng Ming Yuan Road

Changping District

Beijing 102206

China

We hereby consent to the incorporation by reference in the Registration Statements on Form S·8 (File No. 333-166226 and 333·145865) of Origin Agritech Limited and its subsidiaries and variable interest entities (the "Company") of our reports dated January 22, 2014 and January 12, 2015, relating to the Company's consolidated financial statements and the effectiveness of the Company's internal control over financial reporting, and Shijiazhuang Liyu Technology and Development Co., Ltd. 's financial statements, respectively, which appear in this Form 20·F for the year ended September 30, 2014.

BDO China Shu Lun Pim Certified Public Accountants LLP

Shenzhen, The People's Republic of China

January 12, 2015